Exhibit 10.9

Description of Verbal Agreement between Auscrete and VAWT

Auscrete Corporation (“AC”)
PO. Box 847
Rufus, OR  97050

and

VAWT Earth Wind & Power Corp VAWT
Unit 2393 Beacon Ave,
Sidney, BC V8L 3Y3, Canada

Both parties entered into a verbal agreement based on an understanding that AC Manufactures Aerated Concrete Panels for the purpose of constructing affordable housing and other structures as may be determined from time to time.

The parties verbally agreed that VAWT would help AC with documentation, business plan, assist in obtaining the CUSIP number; and hire lawyer who will prepare S-1 and handle all legal work. This consulting would be offered in exchange for 97,000 shares of the common stock of Auscrete of Wyoming.